Exhibit 19.1

ARCOS DORADOS HOLDINGS INC.
STATEMENT OF POLICY
CONCERNING
TRADING POLICIES
April 28, 2017

CORP.GOV/Insider.Trading.Policy.Arcos.doc

I.
SUMMARY OF THE COMPANY POLICY CONCERNING
TRADING POLICIES
It is the policy of Arcos Dorados Holdings Inc. and its subsidiaries’ (collectively, the “Company”) that they will without exception comply with all applicable laws and regulations in conducting their business. Each employee and each director is expected to abide by this policy. When carrying out Company business, employees and directors must avoid any activity that violates applicable laws or regulations. In order to avoid even an appearance of impropriety, the Company’s directors, officers and certain other employees are subject to pre-approval requirements and other limitations on their ability to enter into transactions involving the Company’s securities. Although these limitations do not apply to transactions pursuant to written plans for trading securities that comply with Rule 10b5-1 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the entry into, amendment or termination of any such written trading plan is subject to pre-approval requirements and other limitations.

II.
THE USE OF INSIDE INFORMATION IN CONNECTION WITH TRADING
IN SECURITIES
A.General Rule.
The U.S. securities laws regulate the sale and purchase of securities in the interest of protecting the investing public. U.S. securities laws give the Company and its officers, directors and other employees the responsibility to ensure that information about the Company is not used unlawfully in the purchase and sale of securities.
All employees and directors should pay particularly close attention to the laws against trading on “inside” information. These laws are based upon the belief that all persons trading in a company’s securities should have equal access to all “material” information about that company. For example, if an employee or a director of a company knows material non-public financial information, that employee or director is prohibited from buying or selling securities of the company until the information has been disclosed to the public. This is because the employee or director knows information that probably will cause the price of the securities to change, and it would be unfair for the employee or director to have an advantage (knowledge that the price of the securities will change) that the rest of the investing public does not have. In fact, it is more than unfair; it is considered to be fraudulent and illegal. Civil and criminal penalties for this kind of activity are severe.
The general rule can be stated as follows: It is a violation of the federal securities laws for any person to buy, or sell securities if he or she is in possession of material inside information. Information is material if there is a substantial likelihood that a reasonable investor would consider it important in making an investment decision. It is inside information if it has not been publicly disclosed in a manner making it available to investors generally on a broad-based, non-exclusionary basis. Furthermore, it is illegal for any person in possession of material inside information to provide other people with such information or to recommend that they buy, sell or hold the securities. (This is called “tipping”.) In that case, both the tipper and the “tippee” may be held liable.
The Securities and Exchange Commission (the “SEC”), the stock exchanges and plaintiffs’ lawyers focus on uncovering insider trading. A breach of the insider trading laws could expose the insider to criminal fines up to three times the profits earned and imprisonment up to ten years, in addition to civil penalties (up to three times of the profits earned) and injunctive actions.
In addition, punitive damages may be imposed under applicable state laws. Securities laws also subject controlling persons to civil penalties for illegal insider trading by employees, including employees located outside the United States. Controlling persons include directors, officers, and supervisors. These persons may be subject to fines up to the greater of $1,000,000 or three times the profit earned (or loss avoided) by the insider trader.
Inside information does not belong to the individual directors, officers or other employees who may handle it or otherwise become knowledgeable about it. It is an asset of the Company. For any person to use such information for personal benefit or to disclose it to others outside the Company violates the Company’s interests. More particularly, in connection with trading in the Company securities, it is a fraud against members of the investing public and against the Company.
B.Who Does the Policy Apply to?
The prohibition against trading on inside information applies to directors, officers and all other employees, and to other people who gain access to that information. The prohibition applies to all employees of the Company and its subsidiaries. Because of their access to confidential information on a regular basis, Company policy subjects its directors and certain employees (the “Window Group”) to additional restrictions on trading in the Company’s securities. The restrictions for the Window Group are discussed in Section F below. In addition, directors and certain employees with inside knowledge of material information may be subject to ad hoc restrictions on trading from time to time.
C.Other Companies’ Securities.
Employees and directors who learn material information about McDonald’s Corporation, suppliers, customers or competitors through their work at the Company should keep it confidential and not buy or sell securities in such companies until the information becomes public. Employees and directors should not give tips about such securities.
D.Trading in Options.
The insider trading prohibition also applies to trading in options, such as put and call options, and options-based transactions. Options trading is highly speculative and very risky. People who buy options are betting that the price of the security will move rapidly. For that reason, when a person trades in options in his or her employer’s securities, it will arouse suspicion in the eyes of the SEC that the person was trading on the basis of inside information, particularly where the trading occurs before a Company announcement or major event. It is difficult for an employee or director to prove that he or she did not know about the announcement or event.
If the SEC or the stock exchanges were to notice active options trading by one or more employees or directors of the Company prior to an announcement, they would investigate. Such an investigation could be embarrassing to the Company (as well as expensive), and could result in severe penalties and expense for the persons involved. For all of these reasons, the Company prohibits its employees and directors from trading in options on the Company’s securities or related options based transactions, except a Permitted Hedging Transaction (as defined in Section F.5 below). This policy does not pertain to employee stock options granted by the Company, if any. Employee stock options cannot be traded.

E.Margin Accounts and Pledges.
Securities held in a margin account may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because such a margin sale or foreclosure sale may occur at a time when an employee or a director has material inside information or is otherwise not permitted to trade in Company securities, the Company generally prohibits employees and directors from (1) purchasing securities on margin where the securities that secure the related margin loan are, in whole or in part, Company securities, (2) holding Company securities in a margin account or (3) pledging Company securities as collateral for a loan of any kind. However, the Company recognizes that the market for margin loan transactions has evolved and grown in recent years, and therefore, the Company will permit its employees and directors to enter into a margin loan secured by Company securities so long as (1) such margin loan is on generally customary terms for margin loans secured by equity securities, (2) such margin loan has been entered into during the Window (as defined in Section F.7 below), (3) the employee or director has received clearance prior to entry into the margin loan from the Company’s Chief Legal Officer and (4) such margin loan has been entered into with a U.S. nationally recognized equity derivatives dealer (or any affiliate thereof) (such dealer, a “Permitted Dealer” and such permitted transaction, a “Permitted Margin Loan”).
F.Guidelines.
The following guidelines should be followed in order to ensure compliance with applicable antifraud laws and with the Company’s policies:
1.    Nondisclosure. Material inside information must not be disclosed to anyone, except to persons within the Company whose positions require them to know it.
2.    Trading in Company Securities. No employee or director should place a purchase or sale order, or recommend that another person place a purchase or sale order in the Company’s securities (or that such person refrain from doing so) when he or she has knowledge of material information concerning the Company that has not been disclosed to the public. This includes orders for purchases and sales of stock, bonds and convertible securities. The exercise of employee stock options is not subject to this policy. However, stock that was acquired upon exercise of a stock option will be treated like any other security and may not be sold by an employee who is in possession of material inside information. Any employee or director who possesses material inside information should wait until the start of the second business day after the information has been publicly released before trading.
3.    Avoid Speculation. Investing in the Company’s securities provides an opportunity to share in the future growth of the Company. But investment in the Company and sharing in the growth of the Company does not mean short-term speculation based on fluctuations in the market. Such activities put the personal gain of the employee or director in conflict with the best interests of the Company and its stockholders. Although this policy does not mean that employees or directors may never sell shares, the Company encourages employees and directors to avoid frequent trading in Company securities. Speculating in Company securities, including through the placement of Company securities in a margin account or pledge of Company securities as collateral for a loan, is not part of the Company culture. Any such transactions must comply with the provisions of Section E above.

4.    No Short Selling. “Short selling” is the practice of selling securities that must be borrowed to make delivery, generally with the expectation of profiting from a decline in the price of the securities. The Company prohibits directors and employees from selling the Company’s securities short. This type of activity is inherently speculative in nature and is contrary to the best interests of the Company and its shareholders.
5.    Hedging and Monetization Transactions. Certain forms of hedging or monetization transactions, such as collars, forward sale contracts and the sale of “covered” puts, allow a director or employee to lock in much of the value of his or her share holdings, sometimes in exchange for all or part of the potential for upside appreciation in the shares. These transactions allow the director or employee to continue to own the covered securities, but without the full risks and rewards of ownership.
When that occurs, the director or employee may no longer have the same objectives as the Company’s other shareholders. Therefore, the Company prohibits its directors and employees from engaging in hedging or monetization transactions other than:
(1)    the purchase of put options covering a number of shares no greater than the number of shares that the director or employee owns; and
(2)    the simultaneous purchase of put options and the sale of call options to finance the purchase of such put options in the form of a collar (commonly known as a “zero-cost collar”) or a forward sale (commonly known as a “zero-cost forward”), so long as such options comprising such collar or forward cover an aggregate number of shares no greater than the number of shares that the director or employee owns (each transaction described in clause (1) and (2) collectively referred to herein as a “Permitted Hedging Transaction”);
In connection with any Permitted Hedging Transaction, the relevant employee or director shall not be permitted to sell, transfer or otherwise dispose of the Company shares underlying such Permitted Hedging Transaction prior to the maturity or earlier termination of such Permitted Hedging Transaction.
In addition to the limitations on hedging and monetization transactions set forth above, employees and directors of the Company may only enter into a Permitted Hedging Transaction with a Permitted Dealer. Employees and directors of the Company shall be strictly prohibited from entering into any hedging, monetization, option or option-based transaction, other than a Permitted Hedging Transaction (including, without limitation, the selling of call options (including so-called “covered” call options in respect of which the seller holds a number of shares equal to the number underlying the relevant call option) and the purchase of so-called “naked” put options (in respect of which the purchaser does not hold a number of shares equal to the number underlying the relevant put option).
6.    Trading in Other Securities. No employee or director should place a purchase or sale order, or recommend that another person place a purchase or sale order (or that such person refrain from doing so), in the securities of another company, if the employee or director learns in the course of his or her employment confidential information about the other company that is likely to affect the value of those securities. For example, it would be a violation of the securities laws if an employee or director learned through Company sources that the Company intended to purchase assets from a company, and then placed an order to buy or sell securities of that other company because of the likely increase or decrease in the value of its securities.

7.    Restrictions on the Window Group. The Window Group consists of (i) directors and executive officers of the Company, their assistants and their family members who live in the same house, (ii) employees in the financial, accounting reporting and legal groups designated by the Company’s Chief Legal Officer or his designee for that purpose and (iii) such other persons as may be designated from time to time and informed of such status by the Company’s Chief Legal Officer or his designee for that purpose. The Window Group is subject to the following restrictions on trading in Company securities and in respect of any Permitted Hedging Transaction:
-    trading is permitted from the start of the second business day following an earnings release with respect to the preceding fiscal period until the first calendar day of the last month of the then-current fiscal quarter (the “Window”), subject to the restrictions below;
-    clearance for all trades must be obtained prior to the trade from the Company’s Chief Legal Officer according to a procedure that will be established by the Company’s Chief Legal Counsel and will be available for review by members of the Window Group;
-    no trading outside the Window except for reasons of exceptional personal hardship and subject to prior review by the Chief Executive Officer and the Chief Legal Officer; provided that, if one of these individuals wishes to trade outside the Window, the trade shall be subject to prior review by the other; and
-    individuals in the Window Group are also subject to the general restrictions on all employees.
Note that at times the Chief Legal Officer and the Chief Executive Officer may determine that no trades may occur even during the Window when clearance is requested. Reasons for such determination need not be provided, and the closing of the Window itself may constitute material inside information that should not be communicated to anyone outside the Window Group.
The foregoing Window Group restrictions do not apply to transactions pursuant to written plans for trading securities that comply with Rule 10b5-1 promulgated under the Exchange Act (“10b5-1 Plans”). In general, a 10b5-1 Plan provides a way for securities to be bought and sold without violating federal securities laws so long as the person who has adopted the trading plan is limited in his ability to control the details of the trade because the plan (i) specifies the amount of securities to be purchased or sold and the price at which and the date on which the securities are to be sold, (ii) includes a formula for determining the amount of securities to be purchased or sold and the price at which and the date on which the securities are to be purchased or sold and/or (iii) does not permit the employee to exercise any subsequent influence over how, when or whether to effect purchases or sales. However, Window Group members may not enter into, amend or terminate a 10b5-1 Plan relating to Company securities without the prior approval of the Chief Legal Officer, which will only be given during a Window period.
G.Applicability of U.S. Securities Laws to International Transactions.
All employees of the Company’s subsidiaries are subject to the restrictions on trading in the Company securities and the securities of other companies. The U.S. securities laws may be applicable to the securities of the Company’s subsidiaries or affiliates, even if they are located outside the United States. Transactions involving securities of subsidiaries or affiliates should be carefully reviewed by counsel for compliance not only with local law but also for possible application of U.S. securities laws.

III.
OTHER LIMITATIONS ON SECURITIES TRANSACTIONS
A.Public Resales – Rule 144.
The U.S. Securities Act of 1933, as amended (the “Securities Act”) requires every person who offers or sells a security to register such transaction with the SEC unless an exemption from registration is available. Rule 144 under the Securities Act is the exemption typically relied upon (i) for public resales by any person of “restricted securities” (i.e., securities acquired in a private offering or sale, excluding certain private issuances outside the United States) and (ii) for public resales by directors, officers and other control persons of a company (known as “affiliates”) of any of the Company’s securities, whether restricted or unrestricted.
The exemption in Rule 144 may only be relied upon if certain conditions are met. These conditions vary based upon whether the company has been subject to the SEC’s reporting requirements for 90 days (and is therefore a “reporting company” for purposes of the rule) and whether the person seeking to sell the securities is an affiliate or not. In addition, the conditions set forth in Rule 144 may also be applicable to Permitted Hedging Transactions or Permitted Margin Loans (and related hedging activity by a financial institution counterparty).
(1)    Holding Period. Restricted securities issued by a reporting company (i.e. a company that has been subject to the SEC’s reporting requirements for at least 90 days) must be held and fully paid for a period of six months prior to their sale. Restricted securities issued by a non-reporting company are subject to a one-year holding period. The holding period requirement does not apply to securities held by affiliates that were acquired either in the open market or in a public offering of securities registered under the Securities Act. If the seller acquired the securities from someone other than the company or an affiliate of the company, the holding period of the person from whom the seller acquired such securities can be “tacked” to the seller’s holding period in determining if the holding period has been satisfied.
(2)    Current Public Information. Current information about the company must be publicly available before the sale can be made. The company’s periodic reports filed with the SEC ordinarily satisfy this requirement. If the seller is not (and has not been for at least three months) an affiliate of the company issuing the securities and one year has passed since the securities were acquired from the issuer or an affiliate of the issuer (whichever is later), the seller can sell the securities without regard to the current public information requirement.
Rule 144 also imposes the following additional conditions on sales by persons who are affiliates or who have been affiliates during the previous three months:
(1)    Volume Limitations. The amount of debt securities which can be sold by an affiliate during any three-month period cannot exceed 10% of a tranche (or class when the securities are non-participatory preferred stock), together with all sales of securities of the same tranche sold for the account of the affiliate within a three-month period. The amount of equity securities which can be sold by an affiliate during any three-month period cannot exceed the greater of (i) one percent of the outstanding shares of the class or (ii) the average weekly reported trading volume for shares of the class during the four calendar weeks preceding the filing of the notice of sale referred to below.
(2)    Manner of Sale. Equity securities held by affiliates must be sold in unsolicited brokers’ transactions, directly to a market-maker or in riskless principal transactions.

(3)    Notice of Sale. An affiliate seller must file a notice of the proposed sale with the SEC at the time the order to sell is placed with the broker, unless the amount to be sold neither exceeds 5,000 shares nor involves sale proceeds greater than $50,000. See “Filing Requirements”.
Employees and directors of the Company should consult their own legal advisors to determine whether some or all of the conditions set forth above are applicable to Permitted Hedging and Transactions (and related hedging activity by a financial institution counterparty).
Bona fide gifts are not deemed to involve sales of shares for purposes of Rule 144, so they can be made at any time without limitation on the amount of the gift. Donees who receive restricted securities from an affiliate generally will be subject to the same restrictions under Rule 144 that would have applied to the donor for a minimum period of time following the gift, depending on the circumstances.
B.Private Resales.
Directors and officers also may sell securities in a private transaction without registration. Although there is no statutory provision or SEC rule expressly dealing with private sales, the general view is that such sales can safely be made by affiliates if the party acquiring the securities understands he is acquiring restricted securities that must be held for a minimum period of time before the securities will be eligible for resale to the public under Rule 144. Any employee who is considering entering into a private resale must discuss such resale with the Company’s Chief Legal Officer prior to effecting any such transaction.
C.Restrictions on Purchases of Company Securities.
In order to prevent market manipulation, the SEC has adopted Regulation M under the Exchange Act. Regulation M generally prohibits the Company or any of its affiliates from buying Company securities in the open market during certain periods while a public offering is taking place. Regulation M sets forth guidelines for purchases of Company securities by the Company or its affiliates while a stock buyback program is occurring. You should consult with the Company’s Chief Legal Officer, if you desire to make purchases of Company securities during any period that the Company is making a public offering or buying securities from the public.
D.Filing Requirements.
1.Schedule 13D and 13G. Section 13(d) of the Exchange Act requires the filing of a statement on Schedule 13D (or on Schedule 13G, in certain limited circumstances) by any person or group which acquires beneficial ownership of more than five percent of a class of equity securities registered under the Exchange Act. The threshold for reporting is met if the securities owned, when coupled with the amount of securities subject to options exercisable within 60 days, exceeds the five percent limit.
A report on Schedule 13D is required to be filed with the SEC and submitted to the Company within ten days after the reporting threshold is reached. If a material change occurs in the facts set forth in the Schedule 13D, such as an increase or decrease of one percent or more in the percentage of securities beneficially owned, an amendment disclosing the change must be filed promptly. A decrease in beneficial ownership to less than five percent is per se material and must be reported. In addition, in some circumstances, the execution and/or settlement of a Permitted Hedging Transaction or Permitted Margin Loan may trigger a Schedule 13D filing requirement.

A person is deemed the beneficial owner of securities for purposes of Section 13(d) if such person has or shares voting power (i.e., the power to vote or direct the voting of the securities) or dispositive power (i.e., the power to sell or direct the sale of the securities). A person filing a Schedule 13D may disclaim beneficial ownership of any securities attributed to him or her if he or she believes there is a reasonable basis for doing so.
2.Form 144. As described above under the discussion of Rule 144, an affiliate seller relying on Rule 144 must file a notice of proposed sale with the SEC at the time the order to sell is placed with the broker unless the amount to be sold neither exceeds 5,000 shares nor involves sale proceeds greater than $50,000. In some circumstances, the execution or settlement of a Permitted Hedging Transaction or Permitted Margin Loan may trigger a Form 144 filing requirement.